Exhibit 99.1

IMMEDIATE RELEASE
September 8, 2010

UNITED NATURAL FOODS ANNOUNCES FISCAL YEAR
AND FOURTH QUARTER FISCAL 2010 RESULTS

FISCAL 2010 DILUTED EPS INCREASES 14% OVER FISCAL 2009 TO $1.57

FISCAL 2010 NET SALES INCREASE 8.7% OVER FISCAL 2009 TO $3.76 BILLION

Fourth Quarter 2010 Highlights
•	Net sales increased 15.8% to $988.5 million, or 13.2% to $966.4 million excluding acquisitions, compared with the fourth quarter of fiscal 2009
•	$0.40 diluted EPS for Q4 2010, an 11% increase over the fourth quarter of fiscal 2009

Providence, Rhode Island – September 8, 2010 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported net sales of $988.5 million for the fourth quarter of fiscal 2010 ended July 31, 2010, an increase of approximately $135.0 million, or 15.8%, from net sales of $853.5 million recorded in the fourth quarter of fiscal 2009. Excluding net sales of $22.1 million related to the Canadian food distribution assets of the SunOpta Distribution Group business of SunOpta Inc. (Nasdaq: STKL, TSX: SOY), acquired in June 2010 and now operating as UNFI Canada, net sales increased by 13.2%, to $966.4 million in the fourth quarter of fiscal 2010, compared to the same period in the prior year.

“During the fourth quarter, our sales growth continued to accelerate as our business continued to experience strong growth. We also began servicing our previously announced business wins, and closed on our acquisition of UNFI Canada,” said Steven Spinner, President and Chief Executive Officer.  “As we begin fiscal 2011, we expect to maintain our current trends while continuing to work on business integration and infrastructure enhancements.”

Net income was $17.6 million, or $0.40 per diluted share, for the fourth quarter of fiscal 2010 compared to $15.5 million, or $0.36 per diluted share, in the fourth quarter of fiscal 2009.

Gross margin was 18.5% for the fourth quarter of fiscal 2010, which represents a 44 basis point decline from gross margin of 19.0% for the fourth quarter of fiscal 2009, primarily due to the continued shift in growth in the Company’s customer mix, and moderated inflation. Gross margin reflected a 4 basis point improvement sequentially in comparison to the third quarter of fiscal 2010, ended May 1, 2010, of 18.5%.

Operating expenses as a percentage of net sales increased by 25 basis points to 15.9% of net sales, or $157.1 million in the fourth quarter of fiscal 2010, compared to 15.6% or $133.5 million in the fourth quarter of fiscal 2009. The Company recorded $4.9 million in expenses during the quarter related to the closing of one of its retail stores in Florida, professional fees associated with the acquisition of UNFI Canada, start-up costs associated with the Company’s new distribution facility in Lancaster, Texas and increases in the cost of workers’ compensation.

During the fourth quarter of fiscal 2010, the Company also generated a gain of $2.8 million, reflected in Other expense (income) on the income statement, related to a forward foreign exchange purchase contract in connection with the SunOpta asset acquisition.

Fiscal 2010 Summary

Net sales for fiscal 2010 were $3.76 billion, an 8.7% increase over the prior fiscal year. For the full fiscal year, the supernatural channel experienced year over year growth of 15.2%, the supermarket channel had growth of 11.7%, and the independent channel generated growth of 4.2%. Diluted EPS was $1.57 per share, a 14.3% increase over fiscal 2009.

At 15.5% of net sales, operating expenses were 44 basis points lower than the prior fiscal year.  Gross margin was 0.6% less than fiscal 2009, at 18.5% of net sales for fiscal 2010.

During fiscal 2010, the Company completed its acquisition of certain distribution assets of SunOpta, Inc., based in Canada, and in June 2010 announced a seven year extension to the Company’s distribution agreement with Whole Foods Market Distribution, Inc.  Additionally, in July 2010 the Company agreed to undertake the primary distribution for Whole Foods Market Distribution, Inc. in its Rocky Mountain and Southwest regions, and to acquire certain of its assets in connection with the transaction.

Introduction of Fiscal 2011 Guidance
The Company also has provided its financial outlook for fiscal 2011, ending July 30, 2011.

For fiscal 2011, the Company expects net sales in the range of approximately $4.35 to $4.45 billion, an increase of approximately 15.8% to 18.4% over fiscal 2010.

The Company expects earnings per diluted share in the range of approximately $1.74 to $1.83 per share, an increase of approximately 10.6% to 16.3% over fiscal 2010.

Capital expenditures are expected to be in the range of approximately 1% of revenues, or approximately $42 million to $45 million during fiscal 2011.

Conference Call & Webcast
The Company’s fourth quarter fiscal 2010 conference call and audio webcast will be held at 10:00 a.m. EDT on September 8, 2010.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006 – 2010 as one of its "Most Admired Companies," winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2009 and its quarterly reports on Form 10-Q filed thereafter, and include, but are not limited to, the Company's ability to successfully deploy its operational initiatives in the Canadian market; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; increased fuel costs; the Company's sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management's allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net sales	$988,460	$853,491	$3,757,139	$3,454,900
Cost of sales	805,143	691,415	3,060,208	2,794,419

Gross profit	183,317	162,076	696,931	660,481

Operating expenses	157,053	133,478	582,029	550,560
Total operating expenses	157,053	133,478	582,029	550,560

Operating income	26,264	28,598	114,902	109,921

Other expense (income):
Interest expense	1,416	1,580	5,845	9,914
Interest income	(48)	(118)	(247)	(450)
Other, net	(2,638)	(6)	(2,698)	275
Total other (income) expense	(1,270)	1,456	2,900	9,739

Income before income taxes	27,534	27,142	112,002	100,182

Provision for income taxes	9,894	11,605	43,681	40,998

Net income	$17,640	$15,537	$68,321	$59,184

Basic per share data:
Net income	$0.41	$0.36	$1.58	$1.38

Weighted average basic shares of common stock	43,483	42,915	43,184	42,849

Diluted per share data:
Net income	$0.40	$0.36	$1.57	$1.38

Weighted average diluted shares of common stock	43,813	43,154	43,425	42,993

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	July 31, 2010	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$13,802	$10,269
Accounts receivable, net	217,097	179,455
Notes receivable, trade, net	3,111	1,799
Inventories	439,702	366,611
Deferred income taxes	20,560	18,074
Prepaid expenses and other current assets	21,793	16,423
Total current assets	716,065	592,631

Property and equipment, net	279,255	242,051

Other assets:
Goodwill	190,621	164,333
Notes receivable, trade, net	235	2,176
Intangible assets, net	46,505	38,358
Other	18,118	19,001
Total assets	$1,250,799	$1,058,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$242,570	$200,000
Accounts payable	192,331	155,211
Accrued expenses and other current liabilities	81,941	63,347
Current portion of long-term debt	5,033	5,020
Total current liabilities	521,875	423,578

Long-term debt, excluding current portion	48,433	53,858
Deferred income taxes	20,598	12,297
Other long-term liabilities	29,446	24,345
Total liabilities	620,352	514,078

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at July 31, 2010 and August 1, 2009; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,558 issued and 43,531 outstanding shares at July 31, 2010; 43,237 issued and 43,008 outstanding shares at August 1, 2009	435	432
Additional paid-in capital	188,727	175,182
Unallocated shares of Employee Stock Ownership Plan	(713)	(877)
Treasury stock	(708)	(6,092)
Accumulated other comprehensive loss	(1,155)	(1,623)
Retained earnings	443,861	377,450
Total stockholders’ equity	630,447	544,472

Total liabilities and stockholders’ equity	$1,250,799	$1,058,550

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Fiscal year ended
	July 31, 2010	August 1, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,321	$59,184
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	27,483	27,029
Share-based compensation	8,057	5,504
Provision for doubtful accounts	1,149	4,759
Unrealized gain on foreign exchange	(61)	-
Realized gain on hedge related to Canada acquisition	(2,814)	-
Excess tax benefits from share-based payment arrangements	(1,822)	(234)
Loss on disposals of property and equipment	229	262
Deferred income taxes	5,061	239
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(21,599)	(3,950)
Inventories	(55,803)	30,398
Prepaid expenses and other assets	(4,444)	(2,729)
Notes receivable, trade	1,160	(652)
Accounts payable	21,830	(13,836)
Accrued expenses and other current liabilities	21,595	2,349
Net cash provided by operating activities	68,342	108,323

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(55,109)	(32,353)
Purchases of acquired businesses, net of cash acquired	(66,556)	(4,495)
Cash proceeds from hedge related to Canada acquisition	2,814	-
Proceeds from disposals of property and equipment	180	98
Net cash used in investing activities	(118,671)	(36,750)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under note payable	42,570	(88,050)
Increase in bank overdraft	7,772	8,494
Repayments of long-term debt	(5,412)	(4,634)
Payments on life insurance policy loans	-	(3,072)
Capitalized debt issuance costs	(68)	(647)
Proceeds from exercise of stock options	8,481	1,573
Payment of employee restricted stock tax withholdings	(1,338)	(535)
Excess tax benefits from share based payment arrangements	1,822	234
Net cash provided by (used in) financing activities	53,827	(86,637)

Effect of exchange rate changes on cash	35	-
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,533	(15,064)
Cash and cash equivalents at beginning of period	10,269	25,333
Cash and cash equivalents at end of period	$13,802	$10,269

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$4,465	$9,094
Federal and state income taxes, net of refunds	$35,538	$43,978